Exhibit 10.35

SYKES ENTERPRISES, INCORPORATED

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

AS OF

JANUARY 1, 2014

Sykes Enterprises, Incorporated (“SYKES”) previously established the Sykes Enterprises, Incorporated Deferred Compensation Plan (the “Plan”) effective as of December 17, 1998, to retain and reward a select group of management or highly compensated employees of SYKES or an Affiliate. The Plan has been amended from time to time to comply with legislative and regulatory changes and to make other desired changes to the Plan. SYKES has determined that it would be in the best interest of the Participants to amend and restate the Plan effective as of January 1, 2014 to incorporate prior amendments and to make additional desired plan design changes. The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who contribute or who are expected to contribute substantially to the success of SYKES with the opportunity to defer the receipt of compensation. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986.

ARTICLE I.	Definitions.

1.01. “Administrator” means the Compensation Committee of the Board of Directors of Sykes Enterprises, Incorporated.

1.02. “Affiliate” means, with respect to SYKES, any corporation other than SYKES that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which SYKES is a member; and any other trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with SYKES. Provided, however, that solely for purposes of Section 1.17, fifty percent (50%) ownership shall be substituted for eighty percent (80%) ownership.

1.03. “Beneficiary” means the person or persons designated by the Participant to receive any benefits under the Plan in the event of Participant’s death in accordance with Section 4.03.

1.04. “Board” means the Board of Directors of Sykes Enterprises, Incorporated.

1.05. “Change in Control” means the occurrence of any one (1) or more of the following events:

(a)	A change in the effective control of SYKES, which occurs only on either of the following dates:

(1)

The date any Person or more than one Person acting as a group (other than SYKES or any corporation owned, directly or indirectly, by the stockholders of SYKES in substantially the same proportions as their ownership of stock of SYKES, and any trustee or other fiduciary holding securities under an employee benefit plan of SYKES or such proportionately owned corporation), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of SYKES representing thirty percent (30%) or more of the total voting power of the stock of SYKES; or

(2)

The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

provided that, in any event, the transaction must constitute a change in the effective control of SYKES within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vi).

(b)

The date any Person or more than one Person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) all or substantially all of SYKES; assets; provided that the transaction must constitute a change in the ownership of a substantial portion of the assets of SYKES within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vii).

1.06. “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific Section of the Code shall include a reference to any successor provision.

1.07. “Contingent Deferred Obligation” means the total amount of SYKES’ contingent liability for payment of deferred benefits under the Plan.

1.08. “Deferred Compensation Account” means the bookkeeping account established in accordance with Article III for each Participant that represents the Participant’s hypothetical interest in the amounts credited to such account in accordance with Article II.

1.09. “Disability” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

1.10. “Fiscal Year” or “Year” means the twelve (12) month period ending on December 31.

1.11. “Matching Contribution Account” means a bookkeeping account established in accordance with Article III that represents a Participant’s hypothetical interest with respect to the amounts credited to such account in accordance with Article II.

1.12. “Participant” means an employee of SYKES, or of an Affiliate, designated by the Administrator as eligible to participate in the Plan, or a person who was such at the time of his retirement, death, or resignation and who retains, or whose Beneficiaries retain, benefits under the Plan in accordance with its terms from time to time.

1.13. “Participation Agreement” means a form or forms (paper or electronic) provided to the Participants by the Administrator for purposes of making elections as set forth in Article III.

1.14. “Person” shall have the same meaning ascribed to such term in the Code and Treasury Regulations.

1.15. “Plan” means this Sykes Enterprises, Incorporated Deferred Compensation Plan as it may be amended from time to time.

1.16. “Retirement” means a Separation from Service at or after a Participant attains age sixty-five (65).

1.17. “Separation from Service” means the Participant has a termination of employment with SYKES, and/or any Affiliates.

(a)

A termination of employment will occur as of the date that both the Participant and SYKES reasonably anticipate, based on all of the facts and circumstances, that either (1) no services will be performed by the Participant for SYKES, or an Affiliate, after such date, whether as an employee or as an independent contractor, or (2) the level of bona fide services that the Participant will perform for SYKES, or an Affiliate, after such date, whether as an employee or as an independent contractor, will be permanently reduced to less than twenty percent (20%) of the average level of bona fide services the Participant performed over the immediately preceding thirty-six (36) month period (or, if less, the Participant’s full period of service to SYKES, or an Affiliate).

(b)

If a Participant is on a “bona fide leave of absence” (as defined below) from SYKES, or any Affiliate, the Participant’s employment will be considered terminated, even though the Participant is reasonably expected to return to perform services for SYKES, or any Affiliate (at a level such that the Participant’s employment is not terminated pursuant to subsection (a) above), on the later of: (1) the first date immediately following the end of the “six (6) month period” (as defined below), or (2) the date the

Participant’s right to reemployment under applicable law or contract, if any, expires. A “bona fide leave of absence” is a leave of absence, including military leave or sick leave, in which there is a reasonable expectation that the Participant will return to perform service for SYKES, or any Affiliates. The “six (6) month period” is the period that begins on the date the leave of absence commences and ends on the date that is six (6) months thereafter. Notwithstanding, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period of absence.

(c)

The foregoing definition is intended to meet the requirements for a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and shall be interpreted, construed, administered and applied consistently therewith.

1.18. “SYKES” means Sykes Enterprises, Incorporated, a Florida corporation, and its corporate successors.

1.19. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising from the events beyond the control of the Participant. The need to pay for medical expenses, including nonrefundable deductibles, as well as for the cost of prescription drug medication may constitute an unforeseeable emergency. The need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph, the purchase of a home and payment of college tuition are not unforeseeable emergencies.

1.20. “Valuation Date” means each day that the New York Stock Exchange and the Plan’s recordkeeper are open for business.

1.21. “Year of Participation” means each twelve (12) month period in which the Participant is eligible to participate in this Plan. Years of Participation shall include the periods for which the Participant was eligible to participate in the nonqualified deferred compensation plan maintained by ICT Group Inc., as well as the period beginning January 1, 2010 and ending December 31, 2010 during which the Participant was employed; provided that the Participant was employed with ICT Group Inc. on February 2, 2010, the date ICT Group Inc. was acquired by SYKES. Further, effective as of January 1, 2013, Years of Participation shall include a Participant’s years of service (each continuous 12-month period of service) that the Participant was employed with Alpine Access, Inc. in a position of Director or above, provided, that such Participant was employed with Alpine Access, Inc. in such position on the date immediately preceding August 20, 2012, the date Alpine Access, Inc. was acquired by SYKES or its Affiliate, and continued in such position or higher position following such date. Effective July 1, 2014 Years of Participation shall include all years of service (each continuous 12-month period of service) that the employee worked outside of the United States in a position that is the equivalent of a Director or above in the United States, as determined by the Administrator

ARTICLE II.	Designation of Participants and Income Deferral.

2.01. The Administrator shall have the sole and exclusive discretion to establish the criteria to determine those eligible to participate from among the officers of SYKES who hold the offices currently designated by the titles of Director, Senior Director, Executive Director, Vice President, Global Vice President, Senior Vice President, Executive Vice President, Chief Executive Officer and President. Officers meeting the criteria established by the Administrator shall become Participants effective as of the January 1 or July 1 which next follows the date they have met the criteria.

2.02. For any Fiscal Year other than the Fiscal Year in which a Participant first becomes entitled to participate in the Plan, a Participant may elect to defer a specific percentage (between 1% and 100%) of his base compensation, commissions or bonus earned during such Fiscal Year (regardless of when paid) as provided herein. Such election shall be made by the execution and delivery to the Administrator (or its agent) of a Participation Agreement prior to the first day of such Fiscal Year. Such election shall become effective with respect to base compensation, commissions or bonuses earned after such Fiscal Year begins. Such Participation Agreement shall apply to base compensation, commissions or bonuses earned in any subsequent Fiscal Years unless the Participation Agreement is subsequently modified by the Participant. Any modification shall be effective for the next Fiscal Year and shall be made through the execution and delivery of a subsequent Participation Agreement.

2.03. In the event that, during the Fiscal Year in which an individual is first designated as eligible to participate in the Plan pursuant to Section 2.01, the Participant desires to make an election to defer a specific percentage (between 1% and 100%) of his base compensation, commissions or bonus to be earned, a Participation Agreement must be submitted by the Participant to the Administrator (or its agent) no later than thirty (30) days following the January 1 or July 1, whichever is applicable, on which such individual becomes designated as an eligible Participant. Any such election made in such Participation Agreement shall be effective only with regard to base compensation, commissions or bonuses earned after the date the Participation Agreement is submitted to the Administrator. If a newly eligible Participant does not submit a Participation Agreement within such period of time, such Participant will not be eligible to elect to defer compensation except in accordance with Section 2.02 above. Any amounts deferred under this Plan will be subject to the provisions of this Deferred Compensation Plan regarding distribution of a Participant’s Deferred Compensation Account.

2.04. Notwithstanding the foregoing, a Participant may cancel a deferral election during the Fiscal Year with respect to which such election is in effect due to an Unforeseeable Emergency or if necessary to receive a hardship distribution from a qualified cash or deferred arrangement pursuant to income Treasury Regulation Section 1.401(k)-1(d)(3). The Participant may make a new deferral election pursuant to the provisions of Section 2.02 above, which new election shall only apply to amounts earned by the Participant after the end of the Fiscal Year in which such new election is delivered to the Administrator.

2.05. Compensation earned by a Participant while he is a Participant in the Plan shall continue to be deferred until the later of (a) the Participant’s Separation from Service, disability or death or (b) the date the Participant or his Beneficiary becomes entitled to a distribution as hereinafter provided in Article IV.

2.06. In the event of a Change in Control, a Participant will be entitled to a distribution of the balance of his Deferred Compensation Account, notwithstanding the provisions of Section 2.05. For purposes of Section 4.01, a Participant will be treated as if he had incurred a Separation from Service due to his Retirement as of the effective date of the Change in Control. In the event of a distribution of benefits as a result of a Change in Control, SYKES will increase the benefit by an amount sufficient to offset the income tax obligations created by the distribution of benefits. A Participant shall be deemed to have a Separation from Service on the effective date of a Change in Control.

2.07. A Participant may elect to defer a specific percentage (between 1% and 100%) of his base compensation and/or commissions/bonus; provided, however, that a Participant may not elect to defer any amounts earned as payroll advances, advance payments of bonuses, or any other similar advance of compensation.

2.08. SYKES will match a portion of amounts deferred by Participants who hold the offices currently designated by the titles of President, Chief Executive Officer, Executive Vice President, Senior Vice President, Global Vice President and Vice President on a quarterly basis as follows: fifty percent (50%) match on the amount deferred by the Participants, provided, that the matching contribution amount shall not exceed $12,000.00 per year for the President, Chief Executive Officer, and Executive Vice Presidents or $7,500.00 per year for Senior Vice Presidents, Global Vice Presidents and Vice Presidents. Participants who hold the offices currently designated by the titles of Executive Director, Senior Director and Director shall not be entitled to receive any matching funds. The total amount of the matching contribution made to this Plan will be made in the form of SYKES common stock, valued as of the Valuation Date for which the matching contribution is applicable, based on the closing price of a share of SYKES common stock as of such date as reported by the securities market on which SYKES common stock is sold (or if such date is not a trading date, the closing price as of the next preceding trading date). If there is more than one securities market on which SYKES common stock is traded, the Administrator shall determine the appropriate market for determining the common stock’s value for this purpose. If SYKES common stock is not traded on a securities market, the stock’s value will be determined by the Administrator in good faith. To the extent that dividends are paid on the SYKES common stock shares that have been credited to a Participant’s Matching Contribution Account under the Plan, such dividend payments will be reinvested under the Plan as of the ex-dividend date.

ARTICLE III.	Contingency Payments, Investments and Forfeitures.

3.01. SYKES shall establish a Deferred Compensation Account and Matching Contribution Account in the name of each Participant for purposes of the Plan. Such amounts deferred by a Participant shall be credited to the Participant’s Deferred Compensation Account on a pro rata basis after each payroll period during the Fiscal Year. Matching contributions will be credited to the Participant’s Matching Contribution Account of the end of each Fiscal Year quarter. Earnings on the deferred compensation shall be credited to the Participant’s Deferred Compensation Account each Valuation Date and statements reflecting the balance of each Participant’s Deferred Compensation Account and Matching Contribution Account shall be prepared on a quarterly basis as soon as is practicable after the end of each quarter. A Deferred Compensation Account and Matching Contribution Account shall be kept in the name of each Participant (or the Beneficiary of a deceased Participant) which shall reflect the value of the Participant’s benefit, or in the event that the Participant’s benefit has become vested as provided herein, the value of any vested benefits, payable to such Participant or Beneficiary under the Plan. The Deferred Compensation Account and the Matching Contribution Account shall be credited or debited in accordance with the following procedure at the end of each Valuation Date for purposes of determining earnings and losses:

(a)	Payments - The total amount of any payments made from the accounts since the last Valuation Date shall be subtracted from the account balance that existed as of the last Valuation Date.

(b)

Deferred Compensation Contributions - Any deferred compensation contributions made by the Participant since the last Valuation Date shall be added to the account balance that existed as of the last Valuation Date.

(c)

Net Gain or Loss - Each Participant’s Deferred Compensation Account shall be increased or decreased to reflect a proportionate share of the net increase or net decrease for each investment fund held in the Deferred Compensation Account, since the last Valuation Date.

(d)	Matching Contributions - The entire amount of any matching contributions made by SYKES shall be added to the Matching Contribution Account balance that existed as of the prior Valuation Date.

(e)

Investment Transfers - The amount(s) necessary in order to effect an investment transfer requested by the participant shall be added to or subtracted from each investment fund as required. Such transfers shall be made as soon as is practicable.

3.02. Until and except to the extent that deferred benefits hereunder are distributed to or vested in a Participant or Beneficiary from time to time in accordance with the provisions of the Plan, the interest of each Participant and Beneficiary therein is contingent only and is subject to forfeiture as provided in this Plan. Title to and beneficial ownership of any assets, whether cash or investments, which SYKES may set aside to meet its Contingent Deferred Obligation hereunder, shall at all times remain in SYKES; and no Participant or Beneficiary shall under any circumstances acquire any property interest and any specific assets of SYKES.

3.03. Any amounts credited to the Deferred Compensation Account of a Participant shall be invested and reinvested in mutual funds, stocks, bonds, securities or any other assets that may be selected by the Administrator in its discretion, provided that it is the intention of the Board in establishing this Plan that the Administrator will select investment vehicles which are substantially identical to those investment vehicles provided under the Sykes 401(k) Savings Plan and Trust. In selecting investment vehicles, the Board may engage an investment consultant, and may delegate to such consultant authority to recommend investment choices be made available for investment within the Plan. Any such service may be charged to the Participant’s Account as an expense of administering the Plan. Participants may request that the Administrator allocate deferred compensation among investment vehicles selected by the Administrator on a daily basis; and may request reallocation of amounts already deferred and earnings attributable thereto on the same basis.

3.04. As a condition of participation in this Plan, the Participant agrees that on behalf of himself and his designated Beneficiary to assume all risk in connection with any decrease in value of the funds which are invested and which continue to be invested in accordance with the provisions of this Plan.

ARTICLE IV.	Distribution of Benefits.

4.01. The benefits under the Plan (unless they are forfeited under Section 4.01(c) or by the occurrence of any of the events of forfeiture specified in Section 4.04 below) shall be made in the form of a lump sum as set forth below:

(a)

In the event of a Separation from Service, the Participant shall be entitled to the balance in his Deferred Compensation Account as of the date of distribution. Such amounts shall be paid on the first day of the seventh month following Separation from Service.

(b)

In the event of a Separation from Service, the Participant shall be entitled to a distribution of the SYKES common stock credited to his Matching Contribution Account as of the date of distribution. The SYKES common stock held in the Matching Contribution Account will be distributed to the Participant on the first day of the seventh month following Separation from Service, subject to the vesting provisions of subsection 4.01(c) below, and the forfeiture provisions of 4.04. Notwithstanding the foregoing, fractional shares shall not be distributed. Any fractional shares shall be liquidated and distribution made in cash.

(c)

Notwithstanding the foregoing, in the event the Participant incurs a Separation from Service (for reasons other· than death, disability or Retirement) with less than three (3) Years of Participation, any matching contributions will be forfeited. In the event that a Participant incurs a Separation from Service after more than three (3) Years of Participation, but after less than five (5) Years of Participation, the Participant shall forfeit sixty-seven percent (67%) of the matching contribution and earnings thereon. In the event that a Participant incurs a Separation from Service after more than five (5) Years of Participation but after less than seven (7) Years of Participation, the Participant shall forfeit thirty-three percent (33%) of the matching contribution and earnings thereon. Once the Participant completes seven (7) Years of Participation he will be fully vested with respect to the shares of SYKES common stock credited to his Matching Contribution Account. Further, a Participant shall be fully vested upon death, Disability or Retirement. Participant will be fully vested in the event the Plan is terminated in accordance with section 6.02.

(d)	Any nonvested amounts shall be forfeited and will be deducted from the Participant’s bookkeeping account upon distribution of the vested account balance.

(e)

In the event of death of the Participant while still an employee, a lump sum distribution of the Participant’s Deferred Compensation Account and total distribution of the shares of SYKES common stock in the Matching Contribution Account will be paid to the Participant’s named Beneficiary on the first day of the second month following the Participant’s death.

(f)

In the event of the Participant’s Disability while still an employee as defined herein, a lump sum distribution of the Participant’s Deferred Compensation Account and total distribution of the shares of SYKES common stock held in the Matching Contribution Account will be paid to the Participant on the first day of the second month following the Participant’s Disability.

(g)

In the event an alternate payee is entitled to an accelerated payment pursuant to section 5.02(b), a lump sum distribution from the Participant’s Deferred Compensation Account and a distribution of the vested shares of SYKES common stock credited to the Matching Contribution Account will be paid to the alternate payee based on the provisions of the domestic relations order as soon as administratively feasible following the date the Administrator approves the domestic relations order.

4.02. Reserved.

4.03. A Participant shall have the right to designate one or more Beneficiaries who are to succeed to his contingent right to receive future payments under the Plan in the event of his death. In case of a failure to designate or the death of a designated Beneficiary without a designated successor, distribution shall be made to the Participant’s estate. Such designation must be made on a form (paper or electronic) provided by the Administrator. Beneficiaries may be changed without the consent of any prior Beneficiaries.

4.04. Notwithstanding anything herein contained to the contrary, no payment of any then unpaid distribution of SYKES shares of common stock credited to the Matching Contribution Accounting shall be made and all rights of the Participant, his designated Beneficiary, executors or administrators, or any other person to receive payments of such matching contributions shall be forfeited if any of the following events shall occur:

(a)

The Participant is terminated for “Cause.” For the purposes of this Plan, SYKES shall have “Cause” to terminate a Participant’s employment hereunder: (i) if the Participant engages in conduct which has caused or is reasonably likely to cause demonstrable and serious injury to SYKES; (ii) if the Participant is convicted of a felony as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction; (iii) for the Participant’s neglect of his duties hereunder or the Participant’s refusal to perform his duties or responsibilities hereunder as determined by SYKES’ Board of Directors in good faith; (iv) for the Participant’s chronic absenteeism; (v) for the Participant’s use of illegal drugs; (vi) for the Participant’s insobriety while performing his or her duties hereunder; or (vii) for any act of dishonesty, embezzlement or falsification of reports, records, or information submitted by the Participant to SYKES. Notwithstanding the foregoing, to the extent the Participant is terminated for Cause under the terms of any employment agreement between the Participant and SYKES, such Participant shall also be deemed to be terminated for Cause for purposes of this Plan.

(b)	The Participant enters into a business or employment which the Administrator determines to be in violation of any non-compete agreement signed by the Participant in favor of SYKES or a subsidiary.

(c)	The Participant fails to fully comply with the terms of any confidentiality agreement signed by the Participant in favor of SYKES or a subsidiary, as determined by the Administrator.

4.05. The Administrator may at any time and from time to time order all or any part of the value of the contingent right of a Participant or Beneficiary to receive future payments without forfeiture.

ARTICLE V.	General Provisions.

5.01. Nothing contained in this Plan and no actions taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between SYKES and a Participant, his designated Beneficiary or any other person. Any funds, which may be invested under the provisions of this Plan, shall continue for all purposes to be part of the general funds of SYKES and no person other than SYKES shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from SYKES under this Plan, such right shall be no greater than the right of any unsecured general creditor of SYKES.

5.02.

(a) The right of a Participant or any other person to the payment of deferred compensation or other benefits under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

(b)	(1)

Notwithstanding the provisions of subsection (a) above, the Administrator may make payments to an alternate payee in accordance with the terms of the domestic relations order (as defined in Code Section 414(p)(1)(B)). Payments to such alternate payee shall be paid in accordance with the terms of the domestic relations order and section 4.01(g).

	(2)	The Administrator may promulgate any additional rules and regulations it deems necessary or appropriate to govern this subsection (b).

5.03. If the Administrator shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be in a complete discharge of the liabilities of SYKES to the Participant or person under this Plan.

5.04. Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the employ of SYKES as an Executive or in any other capacity.

5.05. The Administrator shall have full power and authority to interpret, construe and administer this Plan; and the Administrator’s interpretations and construction thereof, and actions thereunder, including an valuation of a Deferred Compensation Account or Matching Contribution Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive upon all persons for all purposes. No member of the Board of SYKES shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own willful misconduct or lack of good faith.

5.06. This Plan shall be binding upon and inure to the benefit of SYKES, its successors and assigns, and the Participant and his heirs, executors, administrators and legal representatives.

5.07. In no event shall any payments be made pursuant to the Plan that fail to satisfy the restrictions on acceleration of distributions imposed by Section 409A of the Internal Revenue Code (including, but not limited to, any payments that would be made in the event of the termination of the Plan).

5.08. The Plan constitutes an unsecured promise by SYKES to pay benefits in the future. Participants shall have the status of general unsecured creditors. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to a Participant’s accounts will remain the general assets of SYKES and shall remain subject to the claims of SYKES’ creditors until such amounts are distributed to the Participants.

5.09. The Administrator shall establish such accounting procedures as are necessary to implement the provisions of this Plan.

5.10. The Plan shall not be deemed to constitute a contract between SYKES and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of SYKES; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

5.11. The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

5.12. SYKES intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, SYKES intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.

5.13. This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

5.14. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of SYKES. No Participant in the Plan shall have a security interest in assets of SYKES used to make contributions or pay benefits.

5.15. Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

ARTICLE VI.	Amendment and Termination.

6.01. The Administrator may amend this Plan without the consent of any Participant as necessary to cause the Plan to continue to satisfy the requirements of Internal Revenue Code Section 409A as the same may be amended from time to time.

6.02. Although SYKES anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that SYKES will continue the Plan or will not terminate the Plan as any time in the future. Accordingly, SYKES reserves the right to discontinue its sponsorship of the Plan by action of the Board.

No payment of any Participant’s benefits under the Plan may be accelerated as a result of the termination of the Plan unless:

a)

The Plan is terminated within the period of thirty (30) days preceding or the twelve (12) months following a change in control event (as this term is defined in Treasury Regulations Section 1.409A-2(i)(5));

b)	The Plan is terminated within twelve (12) months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of SYKES.

c)

SYKES terminates the Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c), provided that (i) any benefits payable as a result of the termination (other than benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least twelve (12) months after the date of termination of the Plan, (ii) all benefit payments under the Plan are completed within twenty-four (24) months after the date of termination of the Plan, and (iii) SYKES does not adopt a new or replacement deferred compensation plan within three (3) years after the date of termination of the Plan.

IN WITNESS WHEREOF, SYKES has caused this Plan to be executed by its duly authorized office on this 20th day of August, 2014.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ James T. Holder
JAMES T. HOLDER, EVP, Corporate Secretary & General Counsel